CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 83 to the Registration Statement on Form N-1A (the "registration statement") of our report dated August 21, 1997, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Report to Shareholders of U.S. Global Investors Funds, which financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
San Antonio, Texas
October 30, 1997